Exhibit 10.2

LOAN AGREEMENT
May 12, 2009

Richard N. Jeffs (the “Lender”) of 4 Montpelier Street, Suite 521, London, SW71EE, advanced US$7,000 (the “Principal Sum”) to Red Metal Resources Ltd. (the “Borrower”) of 195 Park Avenue, Thunder Bay, Ontario, P7B 1B9.  The Lender advanced the funds on May 12, 2009

The Borrower agrees to repay the Principal Sum on demand, together with interest calculated and compounded monthly at the rate of 8% per year (the “Interest”) from May 12, 2009..  The Borrower is liable for repayment for the Principal Sum and accrued Interest and any costs that the Lender incurs in trying to collect the Principal Sum and the Interest.

The Borrower will evidence the debt and its repayment of the Principal Sum and the Interest with a promissory note in the attached form.

LENDER	BORROWER
Richard N. Jeffs	Red Metal Resources Ltd.

Per:	Per:

/s/ Richard N. Jeffs	/s/ Caitlin Jeffs
Richard N. Jeffs	Authorized Signatory

PROMISSORY NOTE

Principal Amount:  US$7,000 May 12, 2009

For value received Red Metal Resources Ltd., (the “Borrower”) promises to pay on demand to the order of Richard N. Jeffs (the “Lender”) the sum of $7,000 lawful money of United States of America (the “Principal Sum”) together with interest on the Principal Sum from May 12, 2009 (“Effective Date”) both before and after maturity, default and judgment at the Interest Rate as defined below.

For the purposes of this promissory note, Interest Rate means 8 per cent per year.  Interest at the Interest Rate must be calculated and compounded monthly not in advance from and including the Effective Date (for an effective rate of 8.3% per annum calculated monthly), and is payable together with the Principal Sum when the Principal Sum is repaid.

The Borrower may repay the Principal Sum and the Interest in whole or in part at any time.

The Borrower waives presentment, protest, notice of protest and notice of dishonour of this promissory note.

BORROWER
Red Metal Resources Ltd.

Per: /s/ Caitlin Jeffs

Authorized signatory